UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

March 1, 2006

Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way

Boise, Idaho  83716-9632

(Address of principal executive offices)

(208) 368-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01                     Entry into a Material Definitive Agreement

Since 1998, the Company has participated in TECH Semiconductor Singapore Pte. Ltd. (“TECH”), a semiconductor memory manufacturing joint venture in Singapore among the Company, the Singapore Economic Development Board, Canon Inc. and Hewlett-Packard Company.  On March 3, 2006, certain shareholders of TECH contributed approximately $260 million in cash as additional capital to TECH, of which the Company’s contribution was approximately $130 million.  Following the contribution, the Company has an approximate 43% ownership interest in TECH.

On March 1, 2006, the Company entered into an agreement with the EDB Investments Pte Ltd (“EDBI”), subject to EDBI’s contribution of additional amounts to TECH, whereby EDBI granted the Company an option to purchase from EDBI, and the Company granted EDBI an option to sell to the Company, EDBI’s shares of TECH common stock.  The Company’s option to purchase EDBI’s shares in TECH is exercisable at any time until October 1, 2009.  EDBI’s option to put its shares in TECH to the Company is exercisable from March 3, 2008 until October 1, 2010.  If either party exercises its option, the Company expects that it would own approximately 73% of the outstanding shares of TECH.

Item 2.01                     Completion of Acquisition or Disposition of Assets

The Financial Accounting Standards Board’s Interpretation No. 46, “Consolidation of Variable Interest Entities – an interpretation of ARB No. 51,” (revised) (“FIN 46(R)”) provides guidance on the identification of and reporting for variable interest entities.  FIN 46(R) requires that a company consolidate a variable interest entity when the company is the primary beneficiary of the variable interest entity.  The primary beneficiary of a variable interest entity is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding a variable interest.

As a result of the option agreement noted in Item 1.01, the Company has concluded that it is the primary beneficiary of TECH as defined by FIN 46(R) and, therefore, will consolidate TECH’s financial results at the beginning of the Company’s third quarter of fiscal 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date: March 7, 2006	By:	/s/ W. G. Stover, Jr.
	Name:	W. G. Stover, Jr.
	Title:	Vice President of Finance and
Chief Financial Officer